EXHIBIT 8.2

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                    CARNAHAN, EVANS, CANTWELL & BROWN, P.C.
                        Four Corporate Centre, Suite 410
                                1949 F. Sunshine
                             P.O. Box 10009 G.S.S.
                        Springfield, Missouri 65808-0009
                       (417) 887-8490 FAX: (417) 887-8935
                           E-Mail: carnahan@cland.net
                    Web: http://www.cland.net/~carnahan/cecb

JOHN M. CARNAHAN III                                        JULIE T. BROWN
   WILLIAM E. EVANS                                         DOUGLAS D. LEE
 C. BRADFORD CANTWELL                                        --------------
  CLIFFORD S. BROWN                                      JOHN M. CARNAHAN, JR.
  FRANK C. CARNAHAN                                              (Retired)
JOSEPH D. SHEPPARD III




                               September 18, 1997

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
1341 West Battlefield
Springfield, Missouri 65807

Dear Members:

         We have been engaged by Guaranty Federal Savings Bank (herein after referred to as "Savings Bank") in connection with certain matters pertaining to a reorganization transaction.

         Specifically, we have been engaged to render an opinion from this firm regarding the income tax consequences of the reorganization under the laws of the State of Missouri. We have been provided with an opinion of tax counsel, Malizia, Spidi, Sloane & Fisch, PC ("Federal Tax Opinion"), to the Savings Bank dated September 17, 1997, pertaining to the treatment of the reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended ("Code"), and stating in relevant part that:

        "If Merger 1 and Merger 2 are consummated as described in the Federal Tax Opinion, and provided that the change in the form of operation of the Mutual Holding Company from a federal mutual holding company to that of a federal interim stock savings bank constitutes a reorganization within the meaning of
Section 368(a)(1)(F) of the Code, we are of the opinion that:

1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Therefore, both Mutual Holding Company and Savings Bank will be a party to a "reorganization" as defined in
         Section 368(b) of the Code.

2. Interim A (Mutual Holding Company) will recognize no gain or loss upon the transfer of assets to the Savings Bank pursuant to Merger 1.

3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the Mutual Holding Company in Merger 1.

4. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified

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Letter to Guaranty Federal Bancshares, M.H.C.
Page - 2
September 18, 1997


         from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) because Holding Company Stock will be conveyed to the Savings Bank's public stockholders in exchange for their Savings Bank Stock. Therefore, the Savings Bank, the Holding Company, and Interim B will each be a party to a reorganization as defined in Section 368(b) of the Code.

5. No gain or loss will be recognized by Interim B upon the transfer of its assets to the Savings Bank pursuant to Merger 2.

6. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim B.

7. No gain or loss will be recognized by the Holding Company upon the receipt of Savings Bank Stock solely in exchange for Holding Company Stock.

8. No gain or loss will be recognized by the Savings Bank's public stockholders upon the receipt of Holding Company Stock solely in exchange for their shares of Savings Bank Stock.

9. The basis of the Holding Company Stock to be received by the Savings Bank's public stockholders will be the same as the basis of the Savings Bank Stock surrendered in exchange therefore, before giving effect to any payments of cash in lieu of fractional shares.

10. The holding period of the Holding Company Stock to be received by the Savings Bank's public stockholders will include the holding period of the Savings Bank Stock, provided that the Savings Bank Stock was held as a capital asset on the date of the exchange.

11. The Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members (as such terms are defined in the Plan of Conversion) will recognize gain upon the issuance to them, of nontransferable subscription rights to purchase Holding Company Stock, but only to the extent of the value, if any, of the subscription right."

         In rendering the opinion set forth below, we have assumed, without independent verification or investigation, that the facts and circumstances attendant to the reorganization as described in the Federal Tax Opinion are true, accurate and complete. Based upon your specific instructions, we

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Letter to Guaranty Federal Bancshares, M.H.C.
Page - 3
September 18, 1997




         have specifically relied upon the conclusions of law stated in the Federal Tax Opinion as to the treatment of the Reorganization for federal income tax purposes, and our opinions as set forth herein assume the accuracy and correctness of such conclusions of law. Further, our opinion is subject to the qualifications set forth in the Federal Tax Opinion, and is limited to the law of the State of Missouri. Defined terms shall have the same meanings set forth in the Federal Tax Opinion.

         Based upon the foregoing, we are of the opinion that:


1. For Missouri income tax purposes the State of Missouri will treat the reorganization in an identical manner as it is treated by the Code, for federal income tax purposes.

2. No gain or loss will be recognized which would result in Missouri taxable income of the Savings Bank upon the receipt of the assets of the Mutual Holding Company in Merger 1.

3. No gain or loss will be recognized which would result in Missouri taxable income of the Savings Bank upon its receipt of the assets of Interim B.

4. The Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members (as such terms are defined in the Plan of Conversion ) will recognize gain which would result in Missouri taxable income upon the issuance to them, of nontransferable subscription rights to purchase Holding Company Stock, but only to the extent of the value, if any, of the subscription right.

         The opinion herein expressed specifically does not include, without limitation by the specification hereof: (1) any opinion with respect to any franchise tax, capital stock tax, transfer tax, bank and or credit institutions tax, or similar tax which might result from the implementation of the Plan or Conversion; or (2) any opinion as to the effect, if any, of the reorganization transaction on the continued existence of, carry back or carry forward of, or the limitation on, any net operating losses of the Savings Bank.

         This opinion is solely for your information in connection with the transaction described above and should not be quoted or otherwise referred to in whole or in part, in any financial statement or other document, or furnished to any other person or agency without prior written consent. Other than the addressee hereof, no one is entitled to use or rely on this opinion letter.

         We hereby  consent to the  filing of this  opinion as an exhibit to the

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Letter to Guaranty Federal Bancshares, M.H.C.
Page - 4
September 18, 1997




Registration Statement on Form S-1 ("Form S- 1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the Mutual Holding Company's Application for Conversion on the Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form S-1 and the Form AC.

         We expressly undertake no responsibility or duty to inform any party whether addressees hereof or not, as to any change in fact, circumstance or law occurring after the date hereof which may affect or alter any of the opinions set forth above.

                                   Very Truly yours,



                                   /s/Carnahan, Evans, Cantwell and Brown, P.C.
                                   Carnahan, Evans, Cantwell and Brown, P.C.